Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of January 13, 2005 (the “Effective Date”), by and between World Fuel Services Corporation, a Florida corporation (the “Company”) and Robert S. Tocci (the “Executive”).

W I T N E S S E T H

WHEREAS, the parties wish to provide for the employment of the Executive by the Company and to restrict the ability of the Executive to compete with the Company, all on the terms and conditions herein set forth;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby employs Executive for a term (“Employment Term”) commencing on the Effective Date and ending March 31, 2007, to serve as Executive Vice President and Chief Financial Officer of the Company, and to perform such services and duties as are consistent with such positions. Executive hereby accepts such employment. During the term of his employment hereunder, Executive shall devote his attention, knowledge and skills faithfully, diligently and to the best of his ability to perform his duties hereunder, and Executive shall not engage in any venture or activity which materially interferes with Executive’s performance of his duties hereunder. The Executive shall also comply with the Company’s Code of Corporate Conduct and the Company’s Stock Trading Policy (“Corporate Policies”), copies of which have been provided to Executive, as such Corporate Policies may be amended from time to time.

1.1 Renewal Notice. The Company shall give Executive written notice (“No Renewal Notice”) at least six (6) months prior to the end of the Employment Term, if the Company does not intend to renew or extend the Executive’s employment at the end of the Employment Term.

2. Compensation and Benefits. During the Employment Term, the Company shall pay Executive the compensation and other amounts set forth below.

2.1 Salary. The Company shall pay Executive an annual salary (“Salary”) of $375,000 per year during the Employment Term, payable in installments according to the Company’s regular payroll practices and subject to such deductions as may be required by law. Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), be increased at any time or from time to time.

2.2 Benefits. Executive shall receive: (i) family medical insurance coverage at no cost and the benefits and perquisites provided by the Company to its executives from time-to-time; (ii) reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefor); and (iii) five (5) weeks paid vacation during each calendar year.

2.3 Automobile Allowance. Executive shall be provided an automobile allowance of $750.00 per month, which shall be inclusive of gasoline and maintenance.

2.4 Bonus. The Executive shall be eligible to receive an annual bonus (the “Bonus”) for each calendar year starting on the Effective Date (each a “Bonus Period”) equal to a percentage of the Executive’s Base Salary as of the last day of the Bonus Period for which the Bonus is being calculated, determined and paid in accordance with the Company’s Executive Incentive Plan (the “EIP”). The Executive is familiar with the terms of the Company’s EIP, as adopted by the Company’s shareholders on May 27, 2004, and agrees that the terms of the EIP, as amended from time to time, are incorporated herein by this reference. Capitalized terms used, and not defined, in this Section 2.4 shall have the meanings assigned to them in the EIP. To the extent the Compensation Committee determines to grant Awards to the Company’s senior executives, Executive shall be eligible for such grants, on such terms as may be determined by the Compensation Committee, in its discretion.

3. Termination.

3.1 Executive’s employment pursuant to this Agreement shall be terminated by the first to occur of the following events:

(a) The death of Executive;

(b) The Complete Disability of Executive. Complete Disability as used herein shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the services provided for in this Agreement for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months during the term hereof (whereupon Executive’s employment shall be terminated effective on the 181st day of his Disability);

(c) The resignation of Executive; or

(d) The discharge of Executive by the Company for Cause. Cause as used herein shall mean:

(i)	illegal drug use;

(ii)	alcohol abuse;

(iii)	Executive is convicted of a felony;

(iv)	Executive engages in fraud, theft, or embezzlement in connection with his activities hereunder; or

(v)	Executive’s willful failure or refusal to comply with the provisions of this Agreement or to perform Executive’s duties and obligations under this Agreement, in any material respect (a “Default”); provided, however, that in case of this subsection (v), termination for Cause shall occur only if the Company has given written notice of the Default to Executive and, if the Default is capable of being cured, Executive has failed to cure the Default in question during a period of ten (10) days after the date of Executive’s receipt of such notice.

3.2 Effects of Termination. Any termination pursuant to Section 3.1 shall, except as otherwise provided in this Section 3.2, and in Sections 3.3, 3.4, 3.5 and 3.6, release the Company from all obligations hereunder, including without limitation, the obligation to compensate Executive pursuant to Section 2. Upon termination pursuant to Section 3.1(a) or 3.1(b), Executive shall be entitled to receive: (i) all compensation and benefits provided in Sections 2.1 through 2.3 until the date of termination, and (ii) a prorated Bonus for the calendar year in which his employment is terminated, but only if he would have earned a Bonus had he remained employed by the Company for that entire calendar year. Prorations of Bonus under this Agreement shall be made by multiplying the full year Bonus earned pursuant to the EIP by a fraction, the numerator of which is the number of days the Executive was employed in the calendar year in question, and the denominator of which is 365. Any prorated Bonus paid pursuant to this Section 3.2 shall be paid on the same date that bonuses are paid under the EIP.

3.3 Termination Without Cause. Notwithstanding the foregoing, the Company may terminate Executive’s employment pursuant to this Agreement, at any time, and for any reason or no reason, upon written notice to Executive; provided, however, that in the event such employment is terminated by the Company for reasons other than those enumerated in subsections (a), (b), or (d) of Section 3.1, Company will pay Executive, on the terms set forth in Section 3.5, (i) an amount equal to the Salary which would have been paid to the Executive during the remaining months left in the Employment Term had Executive’s employment not been terminated by the Company and (ii) a prorated Bonus for the calendar year in which his employment is terminated, but only if he would have earned a Bonus had he remained employed by the Company for that entire calendar year. The prorated Bonus would be calculated and paid in accordance with Section 3.2 above.

3.4 Severance. Except as otherwise provided in Section 3.6, upon the occurrence of a Severance Event (as defined below), the Company will pay Executive, on the terms set forth in Section 3.5, an amount (the “Severance”) equal to the sum of: (i) six months Salary (at the rate in effect on the date of termination), plus (ii) fifty percent (50%) of the average annual Bonus earned by Executive for the two (2) calendar years immediately preceding the date of termination. As used herein, “Severance Event” shall mean any of the following: (a) the Company refuses to renew or extend the Employment Term upon expiration of the Employment Term (for any reason other than Cause); (b) the Company provides Executive the No Renewal Notice, as set forth in Section 1.1, and Executive resigns his employment within thirty (30) days after his receipt of such notice; or (c) Executive resigns for Good Reason (as defined below). In the case of clause (b) of the foregoing sentence, Executive shall also be entitled to payment of (i) an amount equal to the Salary which would have been paid to the Executive during the remaining months left in the Employment Term had Executive not resigned and (ii) a prorated Bonus for the calendar year in which his employment is terminated, but only if he would have earned a Bonus had he remained employed by the Company for that entire calendar year. The prorated Bonus would be calculated and paid in accordance with Section 3.2 above.

3.5 Payment Terms. The Company shall pay the amounts specified in Sections 3.3 and 3.4 (other than prorated Bonus) to the Executive over a period of twelve (12) months (the “Continuation Period”) following the termination of Executive’s employment in regular payroll installments; provided, that the Company may discontinue the payment of such amounts in the event that, during the Continuation Period, either: (i) the Executive fails to comply in any material respect with any provision of Sections 4 or 6 of this Agreement, other than an insubstantial and an inadvertent failure not occurring in bad faith and which is remedied by the Executive within five (5) days after receipt of notice thereof given by the Company; or (ii) if requested by the Company to do so, the Executive fails to provide up to ten hours per calendar month of consulting services (including any travel time) to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and the Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services.

3.6 Change of Control Provision. Notwithstanding anything to the contrary set forth in this Agreement, if at any time following a Change of Control (as defined below) either: (a) the Company terminates Executive’s employment for any reason other than Cause, or (b) Executive resigns for Good Reason, the Company will pay Executive an amount equal to the sum of: (i) the greater of (x) the Salary which would have been paid to the Executive during the remaining months left in the Employment Term or (y) Executive’s annual Salary (in each case, at the rate in effect on the date of termination), plus (ii) the average annual Bonus earned by Executive for the two (2) calendar years immediately preceding the date of termination. Such amount shall be paid in a lump sum, in cash, within ten (10) days after the date of Executive’s termination or resignation (as the case may be), and Executive shall have no obligation to provide consulting services to the Company pursuant to Section 3.4(ii).

3.7 Certain Definitions. As used herein, “Change of Control” shall have the meaning assigned to such term in the Company’s By-Laws, as amended from time to time, which By-Laws are incorporated herein by this reference. “Good Reason” means the occurrence of any of the following:

(a) any failure by the Company to comply with any of the provisions of Section 2 of this Agreement, other than a failure which is remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(b) following a Change in Control, any failure by the Company to furnish the Executive and/or where applicable, his family, with: (i) total annual cash compensation (including annual bonus), (ii) total aggregate value of perquisites, (iii) total aggregate value of benefits, or (iv) total aggregate value of long term compensation, in each case at least equal to or exceeding or otherwise comparable to in the aggregate, the highest level received by the Executive from the Company and/or its subsidiaries or affiliates during the six (6) month period (or the one (1) year period for compensation, perquisites and benefits which are paid less frequently than every six (6) months) immediately preceding the Change of Control, other than a failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(c) if the Company requires the Executive to be based or to perform services at any site or location outside of Miami-Dade or Broward County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(d) without the express prior written consent of the Executive (which consent the Executive has the absolute right to withhold), (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting relationships), authority, responsibilities or status, or (ii) any other material adverse change in such position, authority, responsibility or status.

3.8 Release. Payment of the amounts set forth in Sections 3.3, 3.4 and 3.6, shall in each case be contingent upon Executive’s execution of a release of any and all claims Executive may or could have against the Company, and the Company shall not provide Executive with any other compensation or benefits described in Section 2.

4. Covenants Against Unfair Competition.

4.1 Executive agrees that during the Employment Term and for a period of one (1) year following the termination of his employment for any reason (the “Restricted Period”) he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise:

(a) own, control, manage, be employed by, consult with, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) with any of the following activities (the “Businesses”): (1) the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation fuel, marine fuel or lubricants, aviation flight services, or marine fuel services, including price risk management, or (2) any other service or activity which is competitive with the services or activities which are or have been performed by the Company or its direct or indirect subsidiaries (each a “Subsidiary” and collectively, the “Subsidiaries”) since January 1, 2003;

(b) solicit or induce, or in any manner attempt to solicit, any person employed by the Company or any of its Subsidiaries to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or any of its Subsidiaries at any time during the one (1) year period preceding such hiring; or

(c) solicit, contact or deal with: (1) any person that was at any time after January 1, 2003, a customer or client of the Company or any of its Subsidiaries, or their respective successors or assigns, for the purpose of providing services or products which are competitive with the services or products offered by the Company or any of its Subsidiaries, or (2) any prospective customer of the Company or any of its Subsidiaries, or their respective successors or assigns, for the purpose of providing services or products which are competitive with services or products offered by the Company or any of its Subsidiaries at any time after January 1, 2003. For this purpose, a prospective customer or client is any person that the Company or any of its Subsidiaries has solicited for business at any time after January 1, 2003.

4.2 During the Employment Term, and after the termination of Executive’s employment (for any reason), Executive shall not, directly or indirectly, use or disclose any trade secrets or confidential information concerning the Business or any segment thereof. Trade secrets and confidential information concerning the Business shall include, but not be limited to: (1) lists of names and addresses of customers and suppliers of the Company or any of its Subsidiaries, and (2) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company or any of its Subsidiaries in the Business or any segment thereof.

4.3 As used herein, the term “Trade Area” shall mean any area within a fifty (50) mile radius of any seaport, airport or other location where the Company or any of its Subsidiaries maintains an office, sells fuel, or provides services to customers, at any time during the Employment Term. For purposes of this Section 4.3, the Company shall be deemed to have sold fuel at any location where fuel sold by the Company or one of its Subsidiaries (as either a seller or broker) was delivered to a customer.

4.4 Executive recognizes the importance of the covenant contained in this Section 4 and acknowledges that, based on his experience and training as an executive of the Company, his position as a senior officer of the Company, and the projected expansion of the Company’s business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Agreement and that but for these covenants, the Company would not have entered into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by Executive, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 4.

4.5 If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 4, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 4 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

4.6 If any covenant contained in this Section 4, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If Executive breaches the covenants set forth in this Section 4, the running of the non-compete period described herein (but not the Executive’s obligation) shall be tolled for so long as such breach continues.

4.7 The provisions of this Section 4 shall: (i) survive the expiration and termination of this Agreement, and the termination of Executive’s employment hereunder for any reason, and (ii) inure to the benefit of the Company and its successors and assigns. If after termination of this Agreement, or the initial Employment Term (or any renewal thereof), the Executive remains employed by the Company or any of its Subsidiaries, as an at-will employee, consultant or on any other full or part-time basis, then notwithstanding anything to the contrary set forth herein, the Restricted Period shall not commence to run until the last day Executive is employed by or is providing services to the Company or any Subsidiary, even though this Agreement or the Employment Term may have terminated at an earlier date.

5. Related Party Transactions. So long as Executive is employed by the Company, he shall not, without the prior written consent of the Company, cause or permit the Company or any of its Subsidiaries to enter into or effect any agreement or transaction, or provide or receive any service, between the Company on the one hand, and Executive or a Related Party (as defined below), on the other hand, except for the employment relationship contemplated hereby. In any event, any such agreements, transactions or services shall be at prices and terms which are not less favorable to the Company than the prices and terms available for similar agreements, transactions or services with unrelated third parties. As used herein, a “Related Party” shall mean Executive’s parents, spouse, siblings and children, and any corporation, trust, partnership or other entity owned or controlled by Executive or any such person.

6. Company Property.

(a) The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive compensation hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the Business which are in the possession of the Executive (including all copies thereof), shall be promptly returned to the Company.

(b) The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the Business or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventorship.

7. Miscellaneous.

7.1 Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

7.2 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

7.3 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

7.6 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or herein provided for.

7.7 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “hereof,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection. References to “including” means including without limiting the generality of any description preceding such term. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.8 Notices All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of two (2) days after the date sent, if sent by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to Executive:	Robert S. Tocci
1202 Manor Drive
Weston, Florida 33326

If to the Company:	World Fuel Services Corporation
9800 NW 41st Street, Suite 400
Miami, FL 33178
Attn: Michael J. Kasbar, President
Fax Number: (305) 392-5620

Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

7.9 Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.10 NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESSES:	WORLD FUEL SERVICES CORPORATION

/s/ R. Alexander Lake	By:	/s/ Michael J. Kasbar
Michael J. Kasbar, President

/s/ Marcia A. Morales

EXECUTIVE:

/s/ R. Alexander Lake	By:	/s/ Robert S. Tocci
Robert S. Tocci

/s/ Marcia A. Morales